Exhibit 99.1

DallasNews Corporation Rejects Unsolicited Non-Binding Proposal from Affiliate of Alden Global Capital

Announces Increase in Merger Consideration Offered by Hearst

Board Adopts Shareholder Rights Plan

DALLAS, TX, July 28, 2025 (GLOBENEWSWIRE) – DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, today announced that its Board of Directors (the “Board”), following consultation with the Company’s legal and financial advisors, reviewed and rejected the unsolicited, non-binding proposal received on July 22, 2025 from MNG Enterprises, Inc., an affiliate of Alden Global Capital, to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $16.50 per share in cash (the “Alden Proposal”).

As previously announced, on July 9, 2025, DallasNews entered into a definitive agreement (the “Hearst Merger Agreement”) with Hearst, one of the nation’s leading information, services and media companies, pursuant to which Hearst agreed to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $14.00 per share in cash. Concurrently with execution of the Hearst Merger Agreement, Robert W. Decherd, who, collectively with his affiliates, controls more than 96% of the voting power of the Company’s Series B common stock and more than 50% of the combined voting power of the Company’s Series A and Series B common stock, entered into a voting and support agreement with Hearst (the “Voting Agreement”), pursuant to which Mr. Decherd and his affiliates agreed to vote (i) in favor of, among other things, the approval of the Hearst Merger Agreement and (ii) against, among other things, proposals for alternative transactions, such as the Alden Proposal, for so long as the Voting Agreement is in effect.

Following public announcement of the Alden Proposal, Mr. Decherd publicly confirmed his intent to honor the Voting Agreement and vote in favor of approval of the Hearst Merger Agreement, and stated that there is no scenario in which he will vote in favor of a sale of the Company to Alden or its affiliates. Without Mr. Decherd’s voting support, the transaction contemplated in the Alden Proposal cannot be consummated. In addition, Alden’s own public statements describe its proposal as “a non-binding expression of interest only” that “does not constitute an offer capable of acceptance.” Accordingly, the Board, in consultation with the Company’s legal and financial advisors, concluded that the Alden Proposal does not constitute a “Superior Proposal” under the Hearst Merger Agreement and is not reasonably likely to lead to a “Superior Proposal” under the Hearst Merger Agreement.

On July 27, 2025, DallasNews and Hearst entered into an amendment to the Hearst Merger Agreement, which, among other things, increased the per share purchase price to be paid by Hearst from $14.00 in cash to $15.00 in cash at the request of the Board. The Board reaffirmed its recommendation that DallasNews shareholders vote to approve the Hearst Merger Agreement, as amended. DallasNews shareholders are advised that no action is necessary at this time.

In addition, on July 27, 2025, the Board adopted a shareholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right on each outstanding share of the Company’s Series A common stock and Series B common stock. The record date for such dividend distribution is August 7, 2025.

The limited-duration Rights Plan was adopted in response to the Alden Proposal and is intended to deter Alden’s efforts to deprive shareholders of the ability to realize the benefits of the transaction with Hearst, which the Board believes is in the Company’s best interest and offers a substantial premium to Company shareholders. In adopting the Rights Plan, the Board noted Alden’s track record of rapidly acquiring a significant stake in other public companies, combined with making unsolicited acquisition bids, threatening or initiating proxy fights to replace the board, as well as litigation to achieve its objectives. Accumulations of Series A common stock by individual shareholders or groups could impair or block the requisite approval of holders of Series A common stock necessary to consummate the transaction with Hearst. The Rights Plan is intended to enable the Company’s shareholders to realize the long-term value of their investment through completion of the transaction contemplated by the Hearst Merger Agreement.

While the Rights Plan is effective immediately, the rights will be exercisable only if, in a transaction not approved by the Board, a person or group acquires beneficial ownership of 10% (or 20% in the case of certain passive investors) or more of the Company’s outstanding Series A common stock. Once exercisable, each holder of a right (other than the acquiring person or group) will have the right to purchase, upon payment of the exercise price, with respect to each right, a number of shares of Series A common stock or Series B common stock, as applicable, equal to the exercise price divided by 50% of the then-current market price.

Prior to the acquisition by a person or group of beneficial ownership of 10% (or 20% in the case of certain passive investors) of the Company’s outstanding Series A common stock, the rights are redeemable for $0.001 per right at the option of the Board.

The Rights Plan has a duration of less than one year, expiring on July 26, 2026. The Rights Plan may also be terminated, or the rights may be redeemed or exchanged, if the Company consummates any merger or other acquisition transaction pursuant to an agreement that has been approved by the Board prior to any person becoming an Acquiring Person (as defined in the Rights Plan).

A copy of the Rights Plan has been filed as an exhibit to a Form 8-K filed with the Securities and Exchange Commission.

J.P. Morgan Securities LLC is serving as exclusive financial advisor to DallasNews. Haynes Boone is serving as legal advisor to DallasNews.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Hearst Merger Agreement; (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Hearst Merger Agreement or the adoption of the Rights Plan; (iii) the inability to complete the proposed merger transaction involving the Company and Hearst (the “Hearst Merger”) due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Hearst Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Hearst Merger; (v) the impact, if any, of the announcement or pendency of the Hearst Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Hearst Merger and the Rights Plan; (vii) the ability of the Rights Plan to protect shareholders’ interests and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders; and (viii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, the Company plans to file a proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, if and when available, the proxy statement and the documents incorporated therein by reference will be available free of charge at the SEC’s website, www.sec.gov. If and when available, the proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and will be included in the proxy statement relating to the proposed transaction, if and when it becomes available.

Contacts

Media: Kekst CNC	Investors
Jonathan Morgan	Katy Murray, President
jonathan.morgan@kekstcnc.com	214-977-8869
kmurray@dallasnews.com